Exhibit 8.1

Simpson Thacher & Bartlett LLP

425 LEXINGTON AVENUE

NEW YORK, NY 10017-3954

TELEPHONE: +1-212-455-2000

FACSIMILE: +1-212-455-2502

September 4, 2018

Qutoutiao Inc.

11/F, Block 3, XingChuang Technology Center

Shen Jiang Road 5005

Pudong New Area, Shanghai, 200120

People’s Republic of China

Ladies and Gentlemen:

We have acted as U.S. counsel to Qutoutiao Inc., a Cayman Islands company (the “Company”), in connection with the registration statement on Form F-1 (File No. 333-226913) (the “Registration Statement”), filed on the date hereof by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended, relating to the registration of Class A ordinary shares, par value US$0.0001 per share, of the Company (“ordinary shares”), which will be represented by American depositary shares (“ADSs”) evidenced by American depositary receipts.

We have examined the Registration Statement (including the form of prospectus contained therein (the “Prospectus”)) and a form of deposit agreement among the Company, The Bank of New York Mellon, as depositary, and holders from time to time of ADSs (the “Deposit Agreement”), including the form of American depositary receipt. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other and further investigations as we have deemed necessary or appropriate as a basis for the opinion hereinafter set forth. In such examination, we have assumed the accuracy of the factual matters described in the Registration Statement. We have also assumed that the Deposit Agreement will be executed in the form reviewed by us, that the Deposit Agreement will be a valid and legally binding obligation of each of the parties thereto and that all ordinary shares are validly issued and fully paid.

BEIJING	HONG KONG	HOUSTON	LONDON	LOS ANGELES	PALO ALTO	SÃO PAULO	SEOUL	TOKYO	WASHINGTON, D.C.

Qutoutiao Inc.	Simpson Thacher & Bartlett LLP

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Prospectus, we hereby confirm that the discussion set forth in the Prospectus under the caption “Taxation – Certain United States Federal Income Tax Considerations,” insofar as such discussion relates to matters of United States federal income tax law, constitutes our opinion as to the United States federal income tax consequences to United States Holders (as such term is defined in the Prospectus) of the ownership and disposition of the Company’s ADSs and ordinary shares.

We note that, because the determination of the Company’s status as a passive foreign investment company (a “PFIC”) for United States federal income tax purposes is based on an annual determination that cannot be made until the close of a taxable year, and involves extensive factual investigation, we do not express any opinion herein with respect to the Company’s PFIC status in any taxable year.

We do not express any opinion herein concerning any law other than the United States federal income tax law.

Qutoutiao Inc.	Simpson Thacher & Bartlett LLP

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm under the heading “Taxation” in the Prospectus.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP

3